     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1999

                                                      REGISTRATION NO. 333-76893
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CONTINUUS SOFTWARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE
    (State or jurisdiction                   7371                         43-1070080
      of incorporation or        (Primary Standard Industrial          (I.R.S. Employer
         organization)            Classification Code Number)       Identification Number)

                                  108 PACIFICA
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-2200

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  JOHN R. WARK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CONTINUUS SOFTWARE CORPORATION
                                  108 PACIFICA
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               D. BRADLEY PECK, ESQ.                              JEFFREY D. SAPER, ESQ.
              MICAELA H. MARTIN, ESQ.                            MICHAEL J. DANAHER, ESQ.
              PATRICK R. O'NEIL, ESQ.                             ANTONE F. JOHNSON, ESQ.
                COOLEY GODWARD LLP                        WILSON SONSINI GOODRICH & ROSATI, P.C.
         4365 EXECUTIVE DRIVE, SUITE 1100                           650 PAGE MILL ROAD
                SAN DIEGO, CA 92121                                 PALO ALTO, CA 94304
                  (619) 550-6000                                      (650) 493-9300

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--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1      Form of Purchase Agreement.
  5.1      Opinion of Cooley Godward LLP.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on the 28th day of July 1999.

                                      By: /s/ JOHN R. WARK

                                         ---------------------------------------
                                          John R. Wark
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                    TITLE                        DATE
                ---------                                    -----                        ----
/s/ JOHN R. WARK                            President, Chief Executive and Director   July 29, 1999
------------------------------------------  (Principal Executive Officer)
John R. Wark

*                                           Vice President, Finance and Chief         July 29, 1999
------------------------------------------  Financial Officer (Principal Financial
Steven L. Johnson                           and Accounting Officer)

*                                           Director                                  July 29, 1999
------------------------------------------
Kevin G. Hall

*                                           Director                                  July 29, 1999
------------------------------------------
Stewart A. Schuster

*                                           Director                                  July 29, 1999
------------------------------------------
Fred B. Cox

*                                           Director                                  July 29, 1999
------------------------------------------
Sol Zechter

*                                           Director                                  July 29, 1999
------------------------------------------
A. Barry Patmore

*By: /s/ JOHN R. WARK
-----------------------------------------
     John R. Wark

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1      Form of Purchase Agreement.
  5.1      Opinion of Cooley Godward LLP.